EXHIBIT 99A

                  QNB CORP. STOCK INCENTIVE PLAN

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                            QNB CORP.
                      STOCK INCENTIVE PLAN

     1.   Purpose.

          The purpose of the QNB Corp. Stock Incentive Plan (the "Plan") is to further the earnings of QNB Corp., its subsidiaries and other affiliates (the "Company"). The Plan provides for the award of long-term incentives to those officers and other key executives who make substantial contributions to the Company by their loyalty, industry, and invention. The Company intends that the Plan will facilitate securing, retaining, and motivating management employees of high caliber and potential.

     2.   Administration.

          The Plan shall be administered by a Committee (the "Committee") of the Board of Directors of QNB Corp. (the "Board"). The Committee shall consist of three or more persons selected by the Board of Directors who are ineligible and who have been ineligible for a one year period prior to appointment thereto for selection as a person to whom stock options may be granted pursuant to this Plan or any other similar plan of the Company. Without limiting the foregoing, the Committee shall have full and final authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the type of awards to be made and the amount, size and terms of each such award; to determine the time when awards shall be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

     3.   Stock Subject to the Plan.

          The shares that may be issued under the Plan shall not exceed in the aggregate eighty two thousand (82,000) shares of common stock of the Company. Such shares may be authorized and unissued shares or treasury shares. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated unexercised as to such shares shall again be available under the Plan.

     4.   Eligibility to Receive Awards.

          Persons eligible to receive awards under the Plan shall be limited to those full-time officers and other key executive employees of the Company who are in positions in which their decisions, actions and counsel will have a significant impact upon the profitability and success of the Company. Directors of the Company who are not otherwise full-time officers or employees of the Company shall not be eligible to participate in the Plan.

     5.   Form of Awards.

          Awards may be made from time to time by the Committee in the form of stock options to purchase shares of common stock of the Company. Stock options may be options which are intended to qualify as incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986, or any amendment or substitute thereto ("Incentive Stock Options") or options which are not intended to so qualify ("Non-qualified Stock Options").

     6.   Stock Options.

          Stock options for the purchase of common stock of the Company shall be evidenced by written agreements in such form not inconsistent with the Plan as the Committee shall approve from time to time, which shall contain in substance the following terms and conditions:

          (a)  Type of Option.

               Each option agreement shall identify the options represented thereby as Incentive Stock Options or Non-Qualified
Stock Options, as the case may be.

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          (b)  Option Price.

               The purchase price of stock subject to an option shall be the fair market value at the time of grant, as determined by the Committee.

          (c)  Exercise Term.

               Each option agreement shall state the period or periods of time within which the option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no option shall be exercisable after five (5) years from the date of grant thereof. The Committee may, in its discretion, provide in the option agreement circumstances under which the option shall become immediately exercisable, and may, notwithstanding the foregoing, accelerate the exercisability of any option at any time.

          (d)  Payment for Shares.

               The purchase price of the shares with respect to which an option is exercised shall be payable in full at the time of exercise in cash, common stock of the Company at fair market value, or a combination thereof, as the Committee may determine and subject to such terms and conditions prescribed by the Committee for such purpose.

          (e)  Rights Upon Termination of Employment.

               In the event that an optionee ceases to be an employee of the Company for any cause other than death or disability, the options shall terminate at the time of termination. In the event that an optionee dies or becomes disabled prior to the expiration of his option and without having fully exercised his option, the optionee or his successor shall have the right to exercise the option during its term within a period of six months after termination of employment due to death or disability to the extent that the option was exercisable at the time of termination, or within such other period, and subject to such terms and conditions, as may be specified by the Committee.

          (f)  Nontransferability.

               Each option agreement shall state that the option is not transferable other than by will or the laws of descent and distribution, and that during the lifetime of the optionee the option is exercisable only by him.

          (g)  Incentive Stock Option.

               In the case of an Incentive Stock Option, each option agreement shall contain such other terms, conditions and provisions as the Board determines necessary or desirable in order to qualify such option as a tax favored option (within the meaning of Section 422A of the Code, or any amendment or substitute thereto or regulation thereunder) including without limitation, the following:

               (i) The purchase price of stock subject to an Incentive Stock Option shall not be less than 100% of the fair market value of such stock on the date the option is granted as, determined by the Committee;

               (ii) The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company) shall not exceed $100,000; and

               (iii) No Incentive Stock Option shall be granted to any employee if at the time the option is granted the individual owns

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stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation unless at the time such option is granted the option price is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant.

     7.   General Restrictions.

          Each award under the Plan shall be subject to the requirement that if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of common stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of common stock is necessary or desirable as a condition of or in connection with the granting of such award or the issuance or purchase of shares of common stock thereunder, such award shall not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     8.   Single or Multiple Agreements.

          Multiple forms of awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

     9.   Rights of a Shareholder.

          The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for shares of common stock are issued to him.

     10.  Right to Terminate Employment.

          Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such participant.

    11.   Withholding.

          Whenever the Company proposes or is required to issue or transfer shares of common stock under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares.

    12.   Non-Assignability.

          No award under the Plan shall be assignable or transferable by the recipient thereof except by will or by the laws of descent and distribution or by such other means as the Committee may approve. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

    13.   Non-Uniform Determinations.

          The Committee's determination under the Plan (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

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    14.   Adjustments.

          In the event of any change in the outstanding stock of the Company, by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may, in its discretion, adjust the number of shares of common stock which may be issued under the Plan. In such event the Committee may make any changes it deems equitable (subject to approval of the Board of Directors, if necessary) in outstanding stock options, stock appreciation rights, and restricted stock awards.

    15.   Amendment.

          The Committee may terminate or amend the Plan at any time, except without shareholder approval, the Committee may not increase the maximum number of shares which may be issued under the Plan (other than increases pursuant to paragraph 14 hereof), extend the period during which any award may be exercised, extend the term of the Plan or change the minimum option price. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect his rights under an award previously granted.

    16.   Effect on Other Plans.

          Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company. Any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company unless specifically provided.

    17.   Duration of the Plan.

          The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares, but no award shall be granted more than ten years after the earlier of the date the Plan is adopted by the Company or is approved by the Company's shareholders.


Adopted February 23, 1988
by the Board of Directors
of QNB Corp. Shareholders
approved Plan April 19, 1988.

Amended March 14, 1995
by the Board of Directors
of QNB Corp. to increase the
number of shares covered by
the Plan to 82,000.  Shareholders
approved the amendment on
May 9, 1995.

Amended December 19, 1995
by the Board of Directors
of QNB Corp. to delete
Original Section 6 (h)
                 -----
Right of First Refusal.
-----------------------
Shareholders approval not
required.



                                  /s/ Edgar L. Stauffer
                                  -----------------------
                                 Edgar L. Stauffer
                                 Compensation Committee Chairman



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